UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): October 3, 2012

Milagro Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-177534	26-1307173
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 500, Houston, Texas		77010
(Address of principal executive offices)		(Zip Code)

(713) 750-1600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 3, 2012, Milagro Oil & Gas, Inc. (the “Company”) entered into a consulting agreement (the “Consulting Agreement”) with Milagro Holdings, LLC, its parent (“Holdings”), and Sequitur Energy Management II, LLC (“Sequitur”). Under the Consulting Agreement, Sequitur will provide the Company with operational advice and expertise and will also be available to assist in the management of the oil and natural gas assets of the Company and its subsidiaries.

The Consulting Agreement provides Sequitur a fixed fee of $1,750,000 per year during the term of the Consulting Agreement. Additionally, Sequitur is entitled to receive an incentive fee based on a formula described in the Consulting Agreement. The Company and Sequitur each have the right to terminate the Consulting Agreement upon the occurrence of certain events. Each have the right to terminate on 270 days notice for any reason, but if the Company terminates using such provision, it must pay Sequitur a termination fee of $525,000, in addition to continuing to pay the fixed fee during the 270 day period.

A copy of the Consulting Agreement will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The description of certain terms of the Consulting Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Consulting Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Milagro Oil & Gas, Inc.

Dated: October 10, 2012	/s/ James G. Ivey
James G. Ivey
President and Chief Executive Officer